Exhibit 99.1

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

ALCOA

Visual Data, 3rd Quarter Analyst

October 23, 2003

3:00 pm CT

Operator:	Good day, everyone, and welcome to the Alcoa Third Quarter Analysts Meeting. Your moderator will be Bill Oplinger. Please proceed, Mr. Oplinger.

William Oplinger:

Thank you.

Good afternoon. Thank you for attending Alcoa’s Third Quarter 2003 Analysts Workshop. At today’s meeting we have (Rick) Kelson, Chief Financial Officer, who will give an overview of the third quarter, and Joe Muscari, Group President of Latin America and Asia, who will discuss the Latin American and Asian operations.

Before I turn it over to (Rick) I’d like to remind you that in discussing the company’s performance today we’ve included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements see Alcoa’s annual report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003 filed with the SEC.

Also in our discussion today we’ve included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles under the invest section of our Website.

At this point I’d like to turn it over to (Rick) Kelson.

Richard Kelson:

Thanks, Bill.

Good afternoon. This afternoon I will focus on our strong third quarter results as well as the outlook going forward in the key markets that we serve. Let’s get started.

I’ll begin with some third quarter highlights. The third quarter had many highlights worth mentioning. Safety performance continues to top the list. We brought our loss work day rate down to 0.09 in the quarter. We continue to make progress towards our goal of zero work related injuries and illnesses.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Income from continuing operations reached 33 cents per share due in part to a reduction in operating costs, which boosted gross margins to 20.8%, the strongest level in two years.

We lowered SG&A by 12% to 5.7% of sales. And we continued to reduce our debt to capital ratio to 38.8% in the quarter, 160 basis point reduction. Year-to-date this ratio has declined by 430 basis points. In the last six months alone we’ve paid down nearly $1 billion of debt.

We continued to reduce capital spending as we said we would. Disciplined capital spending resulted in $115 million or 40% reduction from the prior year period representing just 62% of depreciation levels.

We moved closer to achieving our cost saving goals by taking out $23 million in costs during the quarter. This leaves us on track not only to meet but to exceed our billion dollar cost challenge by the end of the year.

And finally, our asset divestiture program is progressing well. And we’re confident that both the proceeds to be realized and the timing are on track. I’ll expand on this a little bit later. But first let me turn to safety.

As always, the first place we start when assessing our performance is the level of improvement that we’ve achieved in safety. The third quarter was an outstanding quarter as we improved our loss work day rate to 0.09. To put this in perspective in this quarter we had just 26 loss work day incidents for nearly 60 million hours worked across the Alcoa global operations. Our target remains 0.075 loss worked days by the year 2005.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Our continued improvement in this area remains evidence of a strong desire in this organization to continually improve upon the way that we work. Let’s turn to a financial overview.

This slide compares our third quarter results with the prior quarter. Relative to the second quarter GAAP earnings from continuing operations improved by $54 million or 24%. This is attributable to a strong alumina market as well as focused cost reduction, which together were able to more than offset a sequential decline in revenues.

Revenues in the third quarter were 5.3 billion, down 3% sequentially but up 3% year-over-year. Cost of goods sold declined to 79.2% of sales versus 79.6% in the prior quarter. SG&A also declined significantly falling by 42 million from the prior quarter to 5.7% of sales from 6.3% of sales.

We continue to work on numerous initiatives throughout the organization to bring SG&A costs down. I’m pleased with the success in the third quarter but believe further improvement can and will be achieved.

Our effective tax rate declined in the third quarter to 22% from 26% stemming from the expiration of a prior international audit period. Looking forward we would expect the effective tax rate for the fourth quarter to be 30.5%.

Minority interest expense declined by $21 million in the quarter due to both the completion of the purchase of the outstanding 40.9% minority share of Alcoa Aluminio as well as lower earnings at Alcoa Fujikura.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Just as an aside, had we expensed stock options in the quarter the net income impact would have been minimal at $5 million. This would compare to $4 million in the second quarter.

Let’s move on and talk about our progress on debt reduction. We have emphasized in the past our commitment to reducing our debt to capital ratio to our target range of 25 to 35%. We continued to execute on that objective in the third quarter making substantial progress by reducing our debt to capital ratio by a further 160 basis points from the end of the second quarter. It currently stands at 38.8. We will continue to pay down debt as we generate cash from operations and through proceeds from asset divestitures.

Year-to-date capital spending of 574 million represents 66% of depreciation. And while we expect somewhat of an up tick in the fourth quarter, we should have no trouble being I would say below our target of a billion dollars cap ex for the year.

Let’s turn to the segments and let’s start with Alumina and Chemicals. Once again for all of the segments the pie charts indicate an idea of the relevant importance of the various markets within the segments. And these are all based on third quarter revenue. We’ll speak to sequential quarters comparing the third quarter ‘03 to the second quarter ‘03.

Strong prices and volumes contributed to a 24 million or a 27% increase in after tax operating income from the prior quarter. Realized prices increased 11% sequentially while volumes rose by 2%. We saw virtually all of that incremental revenue fall to the bottom line.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

On a year-over-year basis realized alumina prices were up 14% and volumes rose 2% resulting in a 22% ATOI increase.

Current business conditions are really fairly straightforward. Spot prices continue to remain high. And the strong A-dollar would negatively affect margins due to cost increases obviously in Australia.

Let’s turn to primary metals. On a sequential basis ATOI improved $1 million or 1% from the prior quarter. Although realized pricing increased by 3 cents per pound or 5%, shipments declined by 2% driven largely by the Alumar outage. Additionally we experienced higher energy and alumina costs. Relative to the year ago quarter realized prices increased by 7% while shipments declined by 6%.

As to the current business conditions, LME on a 30-day lag basis is up a penny a pound. In the fourth quarter other issues, which will have bearing from a change from the third, the fourth quarter will bear about half of the cost of the Alumar shutdown, which was due to the electrical outage in July that affected 40% of that smelter production. As we previously disclosed, total net income impact of the shutdown will be about $14 million.

Also as we announced, due to high energy prices in the Pacific Northwest we’ll be curtailing total production at Intalco by 50% to 90,000 tons on November 1st. There should be approximately a $10 million impact in the fourth quarter on that combining both the loss of the BPA subsidy and the curtailment cost that we would anticipate incurring.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Move to flat rolled products. The can sheet business contributes a large share of the revenues for this segment with the rest split between transportation markets, building and construction, and the distribution channel. On a sequential basis after tax operating income was up $3 million or 5%, shipments down 1%, revenue down 2%. Improved profitability in canned sheet was offset by weakness in Europe.

As to the current business conditions we expect the normal seasonal slowdown in canned sheet for the fourth quarter and soft economic conditions continue in Europe.

Moving to engineered products, this segment has the largest exposure to aero, industrial gas turbines, and building and construction, and yet it continued to show notable improvement. On a sequential basis despite lower revenues ATOI increased by 2 million or 5% driven by higher revenues in our forging businesses in both the aerospace and commercial vehicle markets, continued benefits also from cost reductions at Howmet, the earlier restructurings that we’ve frequently talked to you about.

As we look to the current business conditions, anticipate higher automotive volumes following the model year change over in third quarter. However, we’d also expect continued pressure on industrial gas turbines and some seasonal weakening expected in the residential building and construction market.

Moving to the packaging and consumer segment, as an aside this segment now includes the protective packaging business acquired as part of the IVEX acquisition in 2002. This business has been reclassified from

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

discontinued operations to continuing ops as we decided not to sell the business based on an assessment of market conditions.

On a sequential basis after tax operating income declined by 5 million or 8%. Both our closures and food service businesses experience seasonally weaker volumes. And also the reclassification of the protective packaging business that I just mentioned impacted the quarter due to a depreciation catch up for the period. And that was approximately $5 million.

As to the current business conditions, season strength is expected in the fourth quarter in the consumer products group expected due in most part to the holiday season. And we’ll also anticipate seasonal weakness in closures.

Our other remaining segment, as we’ve frequently mentioned, the primary driver in this segment is automotive demand. It contains our Alcoa Fujikura business unit. After tax operating income was down sequentially $9 million, essentially lower volumes from ASL Automotive due to summer shutdowns and the winding down of the customer contracts, which were partially offset by seasonal strength in our building products business.

It’s also worth noting that AFL Automotive was awarded new contracts for the 2004 year by VW, Ford, and GM. Current business conditions also affected anticipating higher automotive volumes after the model year changeover in the third quarter and would anticipate seasonal decline in the residential and building and construction markets.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

We’ll move on and talk about our cost savings. Relative to our billion dollar cost challenge we continued to make substantial progress in the third quarter. Cost savings in the quarter were $23 million bringing the annual run rate on cost savings to $964 million.

On an annualized basis (unintelligible) declines have accounted for 746 million and GA and SE has accounted for the remaining $218 million. Our current quarterly run rate of 241 million indicates that we have 9 million left to achieve. And as I stated earlier, this is well within our grasp.

Highlights of the third quarter savings included substantial reduced administrative expenses across the organization, improved yields in our forging business, continued procurement savings noticeably at AFL Automotive, and continued productivity improvements at Howmet.

Next I’d like to turn to our ROC challenge. This chart shows our profitability measured by ROC. The red line represents the Bloomberg top quintile ROC entry. The blue line represents Bloomberg’s measure of Alcoa over a rolling four quarter time horizon. And the green line shows our quarter returns annualized.

On this basis we’ve shown continuing improvement over the course of this year reaching an annualized ROC of 7.8% in the third quarter, up from 6.4% at the start of the year. As you know, this goal remains an integral target within the company, to which performance and incentive compensation is linked. We remain committed to it and will continue to strive to achieve top quintile. It’s a goal, which we hold ourselves accountable, as I’ve said many times before.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Next I’d like to discuss the progress on our divestiture initiative. As you’re aware, we are in the midst of a sizable divestiture program. Among the businesses that were identified for sale at the end of 2002 are specialty chemicals, packaging equipment, North American architectural products, commodity automotive fasteners, and several foil facilities. The effort is currently on track to realize proceeds in the range of the 750 to 1 billion and in the 18 month time period that we originally defined.

To date we’ve announced the proceeds at 75 million stemming from the sale of Latin American PET packaging business to Amcor. I’m pleased to tell you we have a handful of letters of intent for the remainder of the assets held for sale. And most of these will be announced during the fourth quarter, some hopefully coming very soon. But we do anticipate these to be on target.

Additionally I would like to update you on the inert anode project. In short we continue to make progress on the inert anode. We’ve completed testing over a three-week period in commercial pots in (Mecina). However, continued progress on the technology is necessary to ensure commercial viability.

In particular further work needs to be done to demonstrate anode life targets and metal purity retention over long periods. We would anticipate that in 2004 we would have completed the work necessary to reach a decision on the commercial viability of the project.

I’d like to turn to a quick update of our growth initiative. We’re continuing to move forward with our strategy of improving our top

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

position in the up stream segments. And I believe several projects merit mention.

In alumina we’re nearing completion of the 250,000 metric ton expansion at the Jamalco refinery. This is an expansion at $460 a ton. We announced the 250,000 metric ton expansion at Suriname to be completed in July of 2005. This is capacity added at $260 a ton. We approved a 600,000 metric ton expansion at Pinjarra to be completed by 2005. And this is also in the $450 a ton range.

In aluminum we’ve announced a memorandum of understanding with the Kingdom of Bahrein paving the way for us to acquire up to a 26% stake in that facility. This also covers the potential expansion for a sixth line as well as a long-term alumina supply agreement. If the sixth line were to take place, this would be a 1.1 million metric ton smelter.

We announced an MOU with Brunei economic development board for a smelter feasibility study in Brunei. This study will be conducted over the next two years.

We also approved an $83 million mine expansion at the Three Oaks Mine in Central Texas. This will provide a low cost source of fuel for Rockdale’s power generation stations for the next 35 years.

These are only a few of the projects that we’re engaged on in order to ensure that we continue to move aggressively down the global cost curve in these businesses. Later Joe Muscari will touch on our growth initiatives in Asia and Latin America.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Let me summarize. In summary, our third quarter results evidence that we continue to improve our business through growth, reducing costs, and driving cash generation. We are well positioned to leverage our strengths as the economy strengthens.

And with that I’d like to turn it over to Joe, who will discuss our growth strategies in Asia and Latin America. Thank you.

Joe?

Joseph Muscari:

Thanks, (Rick).

Good afternoon. I’d like to share with you in the next 15 minutes or so some of the things Alcoa is doing in Latin America and Asia as well as our perspectives around both of the regions.

We believe both regions offer attractive growth opportunities for us. In Latin America our objectives are to strengthen and grow our low cost primary position as well as focus our downstream operations on export and high evaluative products. The recent Aluminio transaction where we took over the Camargo position enabled us to take a large step toward executing this strategy.

In Asia we remain very positive. I’m still as bullish on China as I was when I met with you over a year and a half ago. We continue to make steady progress on implementing our growth plans there although SARS and the changing governments have had a slowing down effect on us.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

As we look at Latin America, this gives you an overview of where our locations are for our various businesses. I’ll just give you a second to take a look at it.

In terms of specifics around our strategy we have moved our focus in flat rolled products to higher value added, thin foil markets as well as having our business there become much more export focused. In packaging we sold PET and are in the process of selling Latasa while we have our closures business globally aligned with CSI.

The extrusion business is leveraging its low cost position to grow exports, primarily to North America. And it is also focusing on segments where we can differentiate ourselves in the domestic markets.

On the primary side of the portfolio our objectives basically is to strengthen and grow our low cost positions. These assets are among the lowest cost in the system. And I’ll show you a little more on this in a minute. We continue to invest in low cost hydroelectric power in order to secure our smelter positions over the long-term. And this in essence also provides the basis for our growth. And we’re also pursuing opportunities to expand refining capacity at Alumar as well as develop our bauxite position to support further growth.

This graph of refining costs give you a perspective of a low-cost position of our two refineries in Brazil, Pocos and San Luis. And as you can see, both are well below the global average.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

As we look at the smelting cost curve, global cost curve, you can see both locations are also below the curve from the standpoint of in relation to the global average.

I mentioned, investment and low-cost hydropower as a basis for our growth strategy. This gives you an overview of how we are progressing towards that. We’re targeting approximately 1,000 megawatts. And we’re in various stages on the way towards achieving that. Part of the way there through Machadinho, which is now operational, Barre Grande, which is under construction, and others that are under development. The economics, as we’ve noted, are attractive with delivered costs in the 8 to $10 per megawatt hour range.

The upstream opportunities we have center on development of the Juruti mine, brownfield expansions in both refining and smelting at Alumar, as well as additional greenfield expansions as we secure power. And all of these are at relatively attractive low investment costs.

Let’s switch now to Asia. Asia is expected to drive over 50% of worldwide aluminum consumption over this decade. And China will account for approximately 50% of that.

Alcoa has established an important presence in the region over the years that basically allows us to pursue an aggressive growth plan that will focus on higher valuated products as well as take advantage of low cost production for global sourcing. We recently restructured our canned sheet joint venture with Kobe Steel. And there are two pending major investments in China at Pingguo and Bohai, which I’ll talk about in a minute.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

As we look at primary metal supply in China, we’d just like to take a few minutes around that subject because I know it’s a point of interest. But we see a slight surplus. Capacity has expanded strongly. We have not, as yet, seen much impact from small high cost capacity exiting. Product growth, however, has been more subdued due to high cost alumina, regional electricity shortages, and environmental pressures.

Most significantly though China’s aluminum consumption continues to grow at a very high rate, which results in China continuing to be a net importer when you look at the entire aluminum metal balance picture. And this is pretty much in line with what we thought would happen when I spoke to you the last time. And the government also still seems to be committed to managing the capacity growth.

This is a snapshot of the metal balance in 2002. And as you can see on this slide, when scrap imports are added to semi-fabricated imports, the country was in a net import position. And we’re basically seeing the same pattern, as we looked at 2003 through August.

The consumption side of China is reflective of both a developing economy, which is characterized by high consumption in the construction and power sectors, as you can see on this chart, as well as a more developed economy where consumer goods and manufacturer sector consumption levels are relatively strong. So we’re seeing both of those occurring in China right now.

This is a quick snapshot of our existing and future positions in China. I mentioned earlier the experience gained in businesses such as our

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Shanghai foil operation and Tianjin closures businesses and other positions allows us to move forward with larger investments with a relatively high degree of confidence that we can achieve attractive returns over time.

As we look at our China projects, we continue to make steady progress on implementing the growth plans. Shanghai expansion is going well. And we expect to start up at the end of the first quarter of next year. The project is ahead of schedule and under budget. We’re moving forward with a flat rolled products joint venture at Bohai with CITIC. The 220,000 ton sheet and foil facility is expected to be fully operational by the end of 2005. And the project is currently making its way through the government approval process.

The Pingguo refining and smelting joint venture with Chalco has not gone as fast as we would have hoped. But we’ve made good progress towards securing power for the project. And our relationship and cooperation with Chalco, our strategic partner in China, is excellent.

Just to recap, we have a very strong, competitive primary position in Latin America today. And we intend to build on that position in the future.

In Asia we intend to grow profitably through leveraging our experience and market knowledge, through strong partnerships with CITIC and Chalco, as well as by taking advantage of cross regional opportunities that basically leverage our global position.

Thank you.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

William Oplinger:	At this point I would like to take questions from the room here first and then go to the phone. Before you ask your question, please announce who you are and your firm.

(Dan Rolling):	(Dan Rolling) with Merrill Lynch – a question for Joe. On a recent trip to China – and we met with Chalco – they basically said the joint venture between you and they relating to power seemed to be – they implied it was basically resolved, that the cold fired power plant was going to be built with basically ownership by Alcoa, Chalco, and I think it was (Yanzoo) Coal. Is that anywhere near accurate, and what can you tell us?

Joseph Muscari:	Well we’re actually looking at – and we’re close on a hydro position as well as thermal. And one is a hard asset position. The other is more virtual. But we are close. So in terms of their presenting a positive presentation in terms of where we were, I would say that is accurate. We haven’t finalized anything yet, but we’re getting closer.

(Dan Roling):	By year end?

Joseph Muscari:	Well some of this is tied to the overall project approval. In other words it’s tough to nail down the power before we have the whole project approved. So they’re co-related in terms of pushing to get the overall project approved, first, and then we can go ahead on the power.

Earlier we had been focusing on getting the power so we can get the project. I think we’re close enough to say, hey, you need to get the overall budgets approved now. We’re hoping by year-end. That might be viewed as some as optimistic. But President Gou of Chalco, who I met with a few weeks ago, indicated that was a strong possibility.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Alberto Arias):	It’s Alberto Arias from Goldman Sachs. A question to Rick – when you talked about business conditions, you mentioned a lot of seasonal factors. I just wanted to know besides the seasonal factors one of your biggest competitors was mentioning yesterday that they do not see any signs of improvement. What is your assessment of business conditions? And if you see a positive surprise, where do see it; if you see a negative surprise, where do you see it in terms of demand?

Richard Kelson:	Well the two toughest markets I think for us – and at this point they’ve actually become fairly small – but I would say the two toughest markets are still ASL Telecommunications and IGT. But they’re no longer large pieces for us. I think we’re going to continue – I’ve said most of this year – I think we’re continuing to see strong alumina. You’re seeing strong flat prices will be affected by the strong A-dollar on a negative from a cost side. But it seems fairly strong. You know, we’re seeing I think first signs of perhaps things like commercial vehicles feeling better, truck and trailer. And those are frequently early indicators.

You know, so I’d say we’re seeing things feeling neutral to starting to feel somewhat better about some of the markets. And I’d say, you know, we talked a lot about metal prices up. But of course again you’ve got issues of the currency out of Australia. But we’re, you know, 60 some percent domestic. And ultimately we should see some benefit certainly in the year smelting system, from the weaker dollar as well as the cost cutting that we’ve done.

So we’re – you know, I’m not saying we see any exciting trends or great trends. But we’re not feeling that things are fairly negative. We’re feeling

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

kind of neutral to positive in some areas with the caveats I’ve mentioned that there are niches that are going the wrong way.

(Wayne Atwell):	Yeah, (Wayne Atwell), Morgan Stanley – two quick questions. The expenses you mentioned in smelting, was that pre-tax or after-tax?

Richard Kelson:	I’m not sure what you’re referring to.

(Wayne Atwell):	You had talked about Brazil and Intalco.

Richard Kelson:	Oh those were after tax.

(Wayne Atwell):	Okay. And there’s been quite a jump in freight rates around the world. Our understanding is what’s already booked is pretty constant, but the spot rates have gone through the roof. How do you transport your alumina to your smelters? Is that under long-term contracts, or is that under a spot contract set up?

Richard Kelson:	No. Most of our freight is long-term contracted on our own. And we have our own steamship that does a lot of our own.

(Wayne Atwell):	So the rise in rates wouldn’t really be affecting you significantly at all.

Richard Kelson:	Internally?

(Wayne Atwell):	Well your costs.

Richard Kelson:	No, I mean, we should be able to hand a freight increase. I’m looking at the freight increases that we’re seeing out there as a sign that economy is

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

actually picking up and there’s, you know, economic activity out there. There is tightness in freight.

(Wayne Atwell):	Well I think some freight rates have actually quadrupled and they’re at all time highs. So the spot market’s gone crazy for a number of different reasons. But if you’ve got longer-term contracts through your own ships then you wouldn’t be hurt. Thanks.

Richard Kelson:	That depends on the market. I mean, there are other markets.

(Victor Lazarovich):	(Victor Lazarovich), (BMO, Nesbitt, Burns) – I’ve got a couple of questions. One with respect to the alumina division performance – sequentially we’ve seen now for a couple of quarters that your results are getting better. And my understanding is that you’ve been essentially contracting out for a number of years under long-term contracts tied primarily to metal prices. And yet your realization seems to be running ahead of metal price movements, and your volumes seem to be running ahead of what normal capacity creep would be. Can you explain where the volume and price is coming from?

Richard Kelson:	Well a number of things – first off, we’ve mentioned in prior quarters that we consider Point Comfort to be a swing plant. We’ve increased the capacity at Point Comfort to take care of various spot prices.

As we have curtailed portions and lines, the lines we’ve taken the alumina that would have gone to those facilities and we’ve been able to put that into the marketplace. We’ve consistently had what we would like to call good creep. We’ve taken the creep and put it in, you know, to the marketplace. So it’s a combination of those things as well as those long-

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

term contracts move on the average price. And while it’s not a one to one certainly, the escalating spot will eventually have some impact on the price. So third party pricing is also coming up somewhat.

But you are correct. Fundamentally, I mean, we work on longer-term contracts. Having said that, we have done all the things I’ve just mentioned to take advantage of the spot price, and we’ll continue to look for all the places we can either generate creep or take alumina inventory and turn it into cash.

(VictorLazarovich):	The other question had to do with Joe’s comment that you’re restructuring the Latin American extrusion business primarily as an export business into North America. You’ve got one of the largest North American extrusion businesses now. Are you running out of capacity in the US? Is that why you’re repositioning?

Joseph Muscari:	No. Part of it is the Latin American operation is, as you probably know, much smaller than the North American. And we’re utilizing the Latin American to supplement the opportunities we have in North America for low cost products. Some are in areas that we have not been competitive in in North America so they represent some growth opportunities for us to be able to take advantage of.

And for Latin America it makes sense for that business to have a balance between their domestic market and the export market from a currency exposure standpoint.

Did that answer your question?

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

(Victor Lazarovich):	(Unintelligible)

Joseph Muscari:	No. No, no we’re not. In fact, we’re working hand in glove with them in terms of market identification for opportunities and products that we select to go into those market segments.

(Victor Lazarovich):	It’s optimizing the whole system.

Joseph Muscari:	Exactly. As I mentioned before, particularly around China but it also applies to Brazil, of recognizing the market position we have around the world in Europe and North America and to better utilize some of the low cost assets we have in places like Brazil and China.

(Larry Peck):	Hi. (Larry Peck) with Copper Beach Capital – you know, there’s a lot of talk obviously about the expansions in China on the primary side. Is there anything noteworthy on their rolling side in terms of capacity going on there from a country basis?

Joseph Muscari:	Yes. The Bohai project is essentially a rolling project. It’s flat rolled product and foil. We have a pretty good position in the foil business. The Bohai project will build on that. And probably between the two facilities we would end up with roughly a 20% market share in foil plus have a fairly sizable position in sheet that would be focused on the more high value added imports that are coming in to China today. So yes, that project is all about flat rolled products segment of the business.

William Oplinger:	Now I’ll take a question from the phone.

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Operator:	We’ll take a question from (John Tumazos), Prudential Financial. Go ahead please.

(John Tumazos):	Good work. For a long time Alcoa hadn’t been a builder of smelters, although some of the companies you acquired had been. And now there’s three projects, 3/4 million tons, 2.15 billion plus the considerations in China, the Komi Republic of Russia, Bahrain, Brunei, and I’m forgetting there’s one more. Excuse me. How many of these should we expect Alcoa to do? Is it possible that, if you get power solutions in China and good negotiations in Bahrain and Brunei that you could do all of them?

Richard Kelson:	I think it’s definitely possible. There’s a different timeframe for each of them. You know, you’re going to see Brunei – the study isn’t done for two more years to even see if – the feasibility study is 24 months.

I think there is a clear possibility. And you know we’ve decided to go ahead with Iceland. And we’ll try to come to agreement for Bahrain by next year sometime. That you have to remember is an existing smelter with a (sift) line going in. But I think it’s possible. These are all low cost. They’ll all move us in on the cash cost curve. And they’re all really quite respectable low cost capital relatively speaking.

(John Tumazos):	Can we infer that acquisitions are going to be less of a focus than they had been from the mid-’90s to 2000?

Richard Kelson:	Well I think in the upstream area at this point we like our brownfield and greenfield opportunities as well or better than anything that we see as a possible acquisition I think. That’s what you can infer, as we’ve chosen to put our money where we see the best economic return.

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

(John Tumazos):	Thank you.

Operator:	We’ll take our next question from (Tina Peterson), with the media. Go ahead please.

(Tina Peterson):	Yes, hello. I just wanted to ask you a question on Intalco. And the BPA has just announced that they’re going to roll back that power rates by 7.4% pending the signing by some of the utility litigants. And I’m just wondering if that might change your plans for curtailing capacity at Intalco.

Richard Kelson:	That would be the roll back on the projected rate. And essentially that’s been taken into consideration in this current decision that comes to their 90,000 tons.

(Tina Peterson):	Okay. So your plans to curtail production that you announced last week, that will remain in place?

Richard Kelson:	On the facts as I understand them today, that’s correct.

(Tina Peterson):	Okay, thank you.

(Chuck Bradford):	(Chuck Bradford) from (Bradford) Research – with all the expansions in the smelters in China clearly they’re going to have to be importing a lot more alumina, presumably a fair bit from you all. What do you know about available port capacity in ships to make that work? And who pays the freight?

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Joseph Muscari:	One, I don’t think port capacity is an issue. China has plenty of deep sea ports. And freight is something that normally is negotiated, and it can differ contract for contract. But I don’t see the port as terms of transportation and availability of ships as being a problem.

Richard Kelson:	I probably should have answered that and (Wayne)’s question. The bulk of our third party sales, the freight’s borne by the customer.

(Wayne Atwell):	(Wayne Atwell) again – Joe, I have a question on Brazil. Could you give us a feel for when these expansions in power might be complete? And is this to provide power for existing smelters, or is this for potential growth opportunities, greenfield or brownfield?

Joseph Muscari:	It’s both. Our first target is to gain self-sufficiency for the smelters we have. Secondly to enable the brownfield opportunities that we have at Alumar, that would be the next target. And then potentially longer-term we’d be looking at greenfield. But that’s some ways down the road. So we set a longer-term 10-year type target for putting this together. And as you know, hydro projects take quite a number of years from beginning to finish. So this is a longer-term (unintelligible).

(Wayne Atwell):	Is there anyway you could give us a breakdown on how much is to be provided for existing facilities, and how much is growth, and when the projects might be completed?

Joseph Muscari:	Yeah, you have roughly on existing we’re looking at something like 55% of the existing of that 1,000 megawatts, 55%, in that range.

Man:	(Unintelligible)

ALCOA

Visual data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Joseph Muscari:	The timing – well, the Machadinho, as I mentioned, is done. But our Grande is I’d say three years out, two years out, from completion. The ones where we have concessions and that are under development I think we’re looking at within the next four years as being done. That would take us to about – help me with the number, John, but about 65% or 60% of the 1,000 megawatts, in that range?

Man:	(Unintelligible)

Man:	Operating plus current concessions would take us slightly above that.

Joseph Muscari:	We can give you more detail on that later, if you’d like it. But that’s ballpark in terms of (unintelligible).

Man:	And that’s all over the next sort of four to five years.

Operator:	We’ll take a question from (Frank Dunna), (Adage Capital). Go ahead please.

(Frank Dunna):	Mine just got answered. I don’t have any more. Thanks.

(Dan Roling):	(Rick), on the Australian – (Dan Roling) with Merrill Lynch – on the Australian dollar, I may have heard in the past that you guys used to hedge it out. And I’m wondering if you hedging policy on the A-dollar, as it relates to your ongoing operating costs in Australia, has changed, if those contracts have rolled off, and what it means if any of that’s true? It’s a big assumption.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Richard Kelson:	Well, as I said before, first off in a general sense we find that most of the system is fairly well naturally hedged. And we kind of test that regularly. You are correct that we used to have a more extensive hedging of the A-dollar cost. We have some of that still in place. But over time we’ve taken more of a position that the natural hedge inside the company takes care of that. So you’ll see us, you know, as I’ve commented several time, see the effect of the A-dollar as we go through the year on the costing side in Australia.

(Alberto Arias):	Yes, (Alberto Arias) from Goldman Sachs – a couple of quick things on power in China and in Brazil. There’s been a lot of reports about the higher cost of power in China, shortage of electricity. How much of this is a structural problem that could potentially impact the supply of aluminum in China?

And second question on Brazil – some of your power contracts expire next year. And what’s the impact on some of your cost curves that you have presented once you have to change those power rates to more market rates?

Joseph Muscari:	Well let me start with the Brazil question first. These contracts are under negotiation plus alternative supply sources are under review. So we’re hoping to be as good or better than we are today.

With regard to China, I guess the best way to describe it – you know, as we look at China long-term, the long-term inherent potential for power is very good. It’s a question of how quickly that can be developed, as you look at the inherent hydropower potential that you have and you look at the coal reserves that China has.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

So from a long-term perspective it looks positive. However, as you look at the near-term and you read about shortages that occur in China in their different cities, that’s going to be a reality for the next number of years until the infrastructure in power gets developed enough to where they’re in an excess position.

(Alex Latzer):	(Alex Latzer), Merrill Lynch – I had a question regarding China’s balance. You have a good slide there where you show the aluminum, the exports, and the semi fab demand. And I’m wondering going forward what do you see the semi fab capacity ultimately doing within China? Will it ultimately reach the level that we’ll start to see significantly less aluminum ingot exports, or has there been enough growth in the fabrication capacity in the peripheral Asian countries so that there really isn’t an advantage one way or the other whether China exports aluminum and it’s fabricated and then brought back in.

Joseph Muscari:	Yeah, I think the way to look at it is it’s really the internal consumption that’s driving the net metal short balance. That in turn translates back into the manufacturing side. And the manufacturing side from the aluminum standpoint has been growing, however, not rapidly enough to keep up with the total demand side. So you see the import of products like sheet and high value added extrusions increase. They’ve been increasing over time to satisfy the local demand.

And I think – I haven’t seen anything that would indicate that that balance is going to be upset at least in the near-term – and that’s just two to three years – to the extent, you know, that you would see a major difference in what we’ve presented here.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

I think the chart I presented last time I was here sort of presented some supply and demand curves that gave a range of where we’d expect it to be. If you look at those today, it’s probably not too much different.

(Wayne Atwell):	(Wayne Atwell) again – last year in the fourth quarter industrial companies seemed to get hit pretty hard by higher health costs. Alcoa has a lot of people around the world. And I think health costs are going up 12 or 13%. Are we likely to see a meaningful step up in your costs when you put out your estimates for that next year? I think most people renew their programs at the end of the year for the next calendar year. What are we likely to see when you tell us what the health picture looks like for ‘04?

Richard Kelson:	Are you talking about health and welfare?

(Wayne Atwell):	Yeah, well I mean healthcare for your employees.

Richard Kelson:	Yeah, basic health and welfare costs – well we’re working at that subject across the boards and doing everything from, you know, rebidding our prescription drug programs, et cetera. So you’re looking for avoided costs. But we’re also aggressively looking at what our various copays and structures should be. So we’re hopeful that we’re going to mitigate a large portion of the actual health and welfare costs as we go into next year.

I wouldn’t hesitate – I mean, I’d hesitate to guess right now. But we will not see the full extent of that kind of increase because the activity that we’ve been taking inside the company to look at both consumerism for our employees and choice in the structures that we have and some of the other alternatives that we’re pursuing to reduce those costs. So we haven’t

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

totally finished out next year, but I don’t see it in the same range due in large part to internal efforts.

(Chuck Bradford):	(Chuck Bradford) of (Bradford Research) again – I’d like to go back to China, if you don’t mind. There’s been a lot of talk about maybe a bubble is developing because of some pretty fast growth rates, you know, in the 20+% range every place you look. Do you see any signs of that in your business in China?

Joseph Muscari:	Haven’t seen it yet, and recently there’s been some credit tightening. And even with the credit tightening we haven’t seen any slowdown in the growth.

What is occurring and it’s been occurring now for a number of years is the growth of the consuming class in China. So you have a large population that is consuming as well as the export base that they’ve developed. So those are the two things that are driving the aluminum growth right now. And I haven’t seen anything that would indicate that it’s slowing down.

(Alberto Arias):	Yes, (Alberto Arias) from Goldman Sachs. With regards to inert anode, if you could elaborate a little bit more about the constant delays that we see in the process, I remember the previous presentation you were talking about year-end this year making the decision. Now you’re talking about 2004; however, you’re saying that you’re making progress. What is going on with the process that is causing this delay in inert anode?

Richard Kelson:	Well I think we’ve said this many times before. It is an R&D project. And while we believe we’ve proven the process itself, for the issue to be commercially viable it has to have metal purity and longevity of life over a

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

sufficient period to make the cost commercially viable. And what’s happening now are the things that you would expect as you try to take something from the laboratory and make it commercial. So it’s a classic R&D. You’ve got to take it out, and you do everything from destructive testing, the three-week testing that we talked about in (Massena). And essentially we need to get to the point where we can convince ourselves it’s a commercial issue.

We know we can make metal. We know we can get it at the purity level that we need. The issue is can we make it at the purity level and have the anode last long enough to make the commercial success that we hope it will. And it’s what you get when you get R&D. So it’s been pushed back, and we’re hopeful that we’ll be able to reach that decision some time next year.

(Mike Morrisroe):	Yes, (Mike Morrisroe) from Bear Stearns – I just wanted to go back to the alumina contract again. It’s my understanding that about 20 to 30% of your contracts roll off each year. a) Is that right? And then b) should we expect you’re going to be pushing for a higher percentage of the LME given that tightness? And finally, can you estimate or quantify what the impact on elevations could be next year even in a flat metal price environment?

Richard Kelson:	Well, as you undoubtedly know, we won’t project, you know, our next year’s realizations. But you are correct that a percentage of the contracts roll off each year. And I think it’s safe to say that every time they roll off we look to maximize the price that we’re able to get. So you’ll see that effort go on. And you are correct, obviously alumina is tight.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

Caglar Somek:	(Caglar Somek) from Credit Suisse First Boston – actually my question is to Rick. I was just wondering given these expansion plans, you know, whether or not you can actually project the capital expenditure for 2004 and 2005? Do you have any targets in place like in 2003?

Richard Kelson:	Well as we look forward, you know, we’re working on those right now as we come toward year-end. But I would anticipate – leave the major projects out for the second – that next year I see no reason why we wouldn’t have the same kind of basic CAPEX target that we currently have this year for the normal business of the company, something in the order of the $1 billion or less. And we’re working out how much of the project spend would occur next year – project spends. We haven’t come to that conclusion yet. And as you’ve heard Joe and as I’ve talked, some of these are very moving targets. But we’ll refine that later.

We’ve made the point before these are – the upstream is sufficient with free cash flow to basically be self-funding. And we’ll be sliding the various targets to meet market demand and the decisions that we make to balance out the CAPEX. But we’ll have more on ‘04 and ‘05 later about that as the projects become further along.

William Oplinger:	At this point since it appears that there are no more questions…

Richard Kelson:	I was going to say I did get one question on the way up, which I probably should answer, which is I was asked the effective tax rate for next year. And we would say 30.5 is what we’re using.

ALCOA

Visual Data, 3rd Quarter Analyst

Moderator: William Oplinger

10-23-03/3:00 pm CT

William Oplinger:	Thanks. Since there are no more questions, we’ll conclude the third quarter analysts’ conference. And I’d like to thank you for attending. Thank you.

END